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EXHIBIT 21


The direct and indirect subsidiaries of the Registrant on the date of this Registration Statement consist of:

American Vantage Media Corporation, a Nevada corporation
Wellspring Media, Inc., a Nevada corporation
Wellspring Productions, LLC, a Nevada limited liability company
Sanuk Corporation, a Nevada corporation